SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

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☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     As previously disclosed in the definitive proxy statement filed by Cash Systems, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on July 10, 2008 (the “Proxy Statement”), an alleged stockholder of the Company filed a stockholder class action complaint in the Nevada District Court in Clark County, Nevada, titled Staehr v. Cash Systems, Inc., et al., Case No. A565593 (the “Action”), in connection with the proposed merger of the Company with a wholly-owned subsidiary of Global Cash Access, Inc. (“GCA”). The complaint, which initially named the Company and all of the Company’s directors as defendants, was amended on July 15, 2008 to name the Company’s financial advisor, Alpine Advisors LLC (“Alpine Advisors”), and Don R. Kornstein, the managing director of Alpine Advisors and a former director of the Company, as additional defendants. Among other things, the complaint alleges that the individual defendant directors, in approving the proposed merger with GCA, breached various fiduciary duties owed to the Company’s stockholders by failing to take steps to maximize stockholder value and by agreeing to accept inadequate consideration. The complaint also alleges that the directors engaged in unspecified self-dealing. The complaint alleges that the Company aided and abetted the directors’ breaches of fiduciary duties. The complaint seeks, among other things, class certification as well as certain forms of injunctive relief, including enjoining the consummation of the merger.
     On August 4, 2008, the Company and the other named defendants entered into a memorandum of understanding with plaintiff’s counsel regarding the settlement of the Action. In connection with the settlement, the Company agreed to make certain additional disclosures to its stockholders, which are provided below. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders and consummation of the merger. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the Action, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses in the amount of up to $175,000 as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration to be paid to the Company’s stockholders in the merger. The Company and the other named defendants vigorously deny all liability with respect to the facts and claims alleged in the Action, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the Action, and to provide additional information to the Company’s stockholders at a time and in a manner that would not cause any delay of the merger, the Company and the other named defendants agreed to the settlement described above. The Company and the other named defendants further considered it desirable that the Action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of litigation and to eliminate the risk of any delay to the closing of the merger.
     The following information supplements the Proxy Statement and should be read in conjunction with the Proxy Statement.
     Additional Information Regarding the Company’s Liquidity
     As disclosed in the Proxy Statement, if the merger agreement is terminated, we may not have sufficient working capital to continue our operations past October 2008 when the holders of our Senior Secured Notes may require us to redeem a portion of the Senior Secured Notes in an amount not to exceed $12.1 million in the aggregate, or earlier if our common stock is delisted from The NASDAQ Global Market, which is an event of default under our Senior Secured Notes, or if payments of certain other accrued expenses are accelerated or unforeseen events or circumstances arise that negatively affect our liquidity. In connection with the merger agreement, our note holders have agreed to forebear from exercising any rights or remedies they may possess under the Senior Secured Notes until the earlier of the redemption contemplated in the merger or the termination of the merger agreement. If the merger agreement is terminated and we subsequently default on the Senior Secured Notes, whether as a result of our failure to satisfy the note holders’ optional right of redemption or as a result of the delisting of our common stock from NASDAQ, our note holders would be entitled to, among other things, accelerate the maturity of the outstanding balance of the Senior Secured Notes and foreclose on substantially all of the Company’s assets, which secure the Senior Secured Notes.
     Further, the costs incurred by us in connection with the merger has exacerbated our deteriorating liquidity and working capital position. We have incurred significant out-of-pocket expenses for services in connection with the merger, consisting of financial advisor, legal and accounting fees and financial printing and other related charges. Moreover, if the merger agreement is terminated under specified circumstances, we may be required to reimburse GCA for its costs and expenses incurred in connection with the merger up to a maximum of $300,000 and to pay GCA a termination fee of $990,000.
     Additional Information Regarding Selection of the Alpine Advisors as a Financial Advisor
     As disclosed in the Proxy Statement, we retained Alpine Advisors on January 30, 2008 to provide financial advisory services to us in connection with our possible acquisition of GCA, or a possible sale transaction involving GCA or other third parties. The selection of Alpine Advisors was based on the knowledge and experience of its managing member, Don R. Kornstein, who served as a member of our Board of Directors from July 10, 2006 until January 11, 2008. Specifically, Mr. Kornstein was an investment banker at Bear, Stearns & Co. Inc. from 1977 to 1994, where he most recently served as a Senior Managing Director and head of the firm’s gaming industry practice, and was President and Chief Executive Officer of Jackpot Enterprises Inc., an NYSE-listed company engaged in the gaming industry through the operation of over 5,000 gaming devices in a variety of retail establishments and casinos, from 1994 to 2000. In connection with our decision to retain Alpine Advisors, our Board anticipated that Mr. Kornstein could draw upon his deep experience in the gaming industry to initiate and pursue discussions with potential strategic partners and sources of equity for the Company.
     Additional Information Regarding Fees to Alpine Advisors
     As disclosed in the Proxy Statement, we engaged Alpine Advisors to provide financial advisory services to us pursuant to a letter agreement dated January 30, 2008. On June 12, 2008, we entered into an amendment of this letter agreement pursuant to which Alpine Advisors agreed to reduce the fee that would be payable to it upon completion of the merger from $800,000 to $350,000.
     Important Additional Information
     The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement (“Proxy Statement”) in connection with the 2008 Annual Meeting of Stockholders. Investors and security holders are advised to read the Proxy Statement and other materials filed by the Company related to the 2008 Annual Meeting of Stockholders, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement and all other related materials filed by the Company with the SEC (when they are filed and become available) free of charge at the SEC’s website at www.sec.gov or by contacting the Company at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, (702) 987-7169. The Company also will provide a copy of these materials without charge on its website at www.cashsystemsinc.com.
     The Company, its Board of Directors and one or more of its executive officers may be deemed to be participants in the solicitation of the Company’s stockholders in connection with the 2008 Annual Meeting of Stockholders. Information regarding the names of the Company’s Board of Directors and executive officers and their respective interests in the Company is set forth in the Proxy Statement.